Exhibit 99.1

Praxair Announces CO2 Price Increases Effective November 1, 2015

DANBURY, Conn.--(BUSINESS WIRE)--October 15, 2015--Praxair, Inc. (NYSE:PX) and certain affiliates are notifying carbon dioxide customers in the United States and Mexico of price increases up to 15%.

Price adjustments may be higher or lower in accordance with individual contract provisions and will be effective November 1, 2015 or as contracts permit.

These adjustments support capacity expansion and infrastructure reinvestment, and help offset rising operational costs driven by higher power, feedstock and raw material cost increases, and wages and benefits. In addition, the adjustments address supply/demand imbalances that persist in certain geographies.

About Praxair

Praxair, Inc., a Fortune 250 company with 2014 sales of $12.3 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair
Media:
Kristen McCarthy, 203-837-2371
or
Investor Relations:
Kelcey Hoyt, 203-837-2118